Exhibit 99.1

L&L International Holdings Changes Name to L&L Energy

January 5, 2010: 4:30 ET

SEATTLE, January 5, 2010 – L&L International Holdings, Inc. (OTCBB: LLFH), a U.S.-based company operating coal businesses in China, announced today that it has changed its corporate name to L&L Energy, Inc. The change of name was approved by Nevada State with effective date of January 4, 2010. FINRA also approved the name change with a new stock trading symbol as “LLEN” effective on January 6, 2010.

Dickson Lee, Chairman and Chief Executive Officer of L&L Energy, Inc., said: “The new name delineates our focus to the vast China energy markets, where coal is critical to China’s economic growth. We are working to meet the growing demand of energy in China through continuing acquisitions and expansions of our coal operations. The new name also better reflects our vision as an energy focused provider.”

Effective immediately, our Company’s future business activities will be conducted using the new name.

About L & L International Holdings

Founded in 1995 and headquartered in Seattle, Washington, L&L serves the vast energy market in China through the operation and acquisition of coal mining, consolidation and distribution facilities. Led by an experienced, multi-lingual management team, the Company owns and operates coal mines, coal wholesaler networks, coal-washing and coking facilities in China.

For further information please contact:

Dave Gentry of RedChip Companies, Inc. at (800) 733-2447, Ext. 104, info@redchip.com or John Baldissera of BPC Financial Marketing at (800) 368-1217

###

SOURCE: L&L Energy, Inc.